CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use of our audit report dated April 27, 2000 in this Form SB-2 of Gimmeabid.com, Inc. (formerly Mesquite Country, Inc.) for the year ended December 31, 1999, which is part of this Form SB-2 and all references to our firm included in this Form SB- 2. We also acknowledge awareness of the use in this Form SB-2 of our report on the unaudited interim financial information.



Jones, Jensen & Company
Salt Lake City, Utah
May 15, 2000